Exhibit 99.1

Cloudastructure Reschedules First Quarter 2026 Conference Call to Thursday, May 21st

and Announces 78% Year-Over-Year Revenue Growth

First Quarter 2026 Revenue and Gross Profit Increased Year-Over-Year 78% and 115% Respectively

PALO ALTO, CA. – May 18, 2026 -- Cloudastructure, Inc. (“Cloudastructure” or “the Company”) (Nasdaq: CSAI), a leader in cloud-native AI surveillance and remote guarding, today announced that it has rescheduled its 2026 first quarter financial results conference call to Thursday, May 21, 2026 at 12:00 P.M. ET | 9:00 A.M. PT to provide additional time to complete the quarterly review of the first quarter results. The Company will report its financial results for the first quarter of 2026 on Wednesday, May 20, 2026 after market close.

The Company currently expects to report first quarter 2026 revenue of approximately $1.3 million, representing approximately 78% year-over-year growth, and gross profit growth of approximately 115% year-over-year.

First Quarter 2026 Financial Results Conference Call:

Date: May 21, 2026

Time: 12:00 P.M. ET | 9:00 A.M. PT

Live Call: 1-888-506-0062 (U.S. Toll Free) or 1-973-528-0011 (International)

Access Code: 837138

Webcast: https://www.webcaster5.com/Webcast/Page/3134/54039

For interested individuals unable to join the conference call, a replay will be available through June 1, 2026, by dialing 1-877-481-4010 (U.S. Toll Free) or 1-919-882-2331 (International). Participants must use the following code to access the replay of the call: 54039. An archived version of the webcast will also be available for 365 days.

About Cloudastructure

Headquartered in Palo Alto, California, Cloudastructure’s patented award-winning security platform utilizes a scalable cloud-based architecture that features cloud video surveillance with proprietary, state-of-the-art AI/ML analytics, and a seamless remote guarding solution. The combination enables enterprise businesses to achieve proactive, end-to-end security, and pairs that platform with an attractive value proposition that eschews proprietary hardware and offers contract-free, month-to-month pricing and unlimited 24/7 support. With Cloudastructure, companies can achieve unparalleled situational awareness in real time and thereby stop crime as it is happening, while simultaneously achieving up to a 75% lower Total Cost of Ownership than other systems. For more information, visit https://www.cloudastructure.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be considered forward-looking. Any forward-looking statement expressing an expectation or belief as to one or more future events is expressed in good faith and believed to be reasonable. However, these statements are not guarantees of future events and involve risks, uncertainties and other factors beyond our control. These factors include, but are not limited our ability to complete the procedures necessary to file our Form 10-Q for the first quarter of 2026 by the extended filing deadline of May 20, 2026, and potential changes to our financial results for such quarter that may result from the completion of those procedures. We caution you against relying on any of the forward-looking statements in this release, as actual outcomes and results may differ materially from what is expressed in any forward-looking statement. Except as required by applicable law, we do not intend to update any of the forward-looking statements to conform them to actual results or revised expectations.

Media Contact

Kathleen Hannon, Sr. Communications Director

Cloudastructure, Inc.

704.574.3732

Kathleen@cloudastructure.com

Investor Contact

Valter Pinto, Managing Director

KCSA Strategic Communications

212.896.1254

Cloudastructure@KCSA.com